EXHIBIT 3.8

                    ARTICLES OF AMENDMENT TO THE ARTICLES
                    OF INCORPORATION DECREASING THE AMOUNT
                      OF AUTHORIZED COMMON AND EFFECTING
                      A FOUR FOR ONE REVERSE STOCK SPLIT



























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                         ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF
                            WORKFORCE SYSTEMS CORP.

      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Workforce Systems Corp., a Florida corporation, pursuant to Sections 607.1006 and 607.10025 of the Florida Business Corporation Act:

      1.  The  name  of  the   corporation  is  Workforce   Systems  Corp.  (the
"Corporation").

      2. Article IV of the Articles of Incorporation as amended of the Corporation shall be deleted in its entirety and substituted by the following:

                                  ARTICLE IV
                                CAPITAL STOCK

      The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be thirty million (30,000,000) shares which are to be divided into two classes as follows:

     25,000,000 shares of common stock with a par value of $.001 per share;  and

      5,000,000 shares of preferred stock, with a par value of $.0001 per share.

      Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

      3. All issued and outstanding shares of Common Stock of the Corporation held by each holder of record on April 3, 1997 shall be automatically combined at a rate of four for one (4:1). Any fractional shares created as a result of such split shall be rounded up to the next whole share.







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      4. The foregoing  amendment was duly adopted by unanimous  written consent of the Board of Directors on March 20, 1997 and shareholder action was not required.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 24th day of March, 1997.

                                    WORKFORCE SYSTEMS CORP.

                                    By: /s/ Ella Boutwell Chesnutt
                                       ---------------------------
                                    Ella Boutwell Chesnutt
                                    President